Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

LIMITED BRANDS, INC.

Our fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the Consolidated Financial Statements and Notes by the calendar year in which the fiscal year commences. The results for fiscal years 2008 and 2007 represent the 52 week period ending January 31, 2009 and February 2, 2008, respectively, and 2006 refers to the 53 week period ended February 3, 2007.

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

To the Board of Directors and Shareholders of Limited Brands, Inc.:

We have audited the accompanying Consolidated Balance Sheets of Limited Brands, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008, and the related Consolidated Statements of Income, Total Equity, and Cash Flows for each of the three years in the period ended January 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Limited Brands, Inc. and subsidiaries at January 31, 2009 and February 2, 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). Also as discussed in Note 2 to the consolidated financial statements, in 2007 the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”, and in 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Limited Brands, Inc. and subsidiaries’ internal control over financial reporting as of January 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 27, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Columbus, Ohio

March 27, 2009,

except for the effects of the adoption of SFAS 160 and related disclosures in Notes 1, 2, and 10 as to which the date is June 12, 2009 and Note 24 as to which the date is November 10, 2009

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions except per share amounts)

	2008	2007	2006
Net Sales	$9,043	$10,134	$10,671
Costs of Goods Sold, Buying and Occupancy	(6,037)	(6,625)	(6,658)

Gross Profit	3,006	3,509	4,013
General, Administrative and Store Operating Expenses	(2,311)	(2,616)	(2,837)
Impairment of Goodwill and Other Intangible Assets	(215)	(13)	—
Gain on Divestiture of Express	—	302	—
Loss on Divestiture of Limited Stores	—	(72)	—
Net Gain on Joint Ventures	109	—	—

Operating Income	589	1,110	1,176
Interest Expense	(181)	(149)	(102)
Interest Income	18	18	25
Other Income (Loss)	23	128	(3)

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	449	1,107	1,096
Provision for Income Taxes	233	411	422

Income Before Cumulative Effect of Change in Accounting Principle	216	696	674
Cumulative Effect of Change in Accounting Principle, Net of Taxes of $0.4 in 2006	—	—	1

Net Income	216	696	675
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(4)	(22)	(1)

Net Income Attributable to Limited Brands, Inc.	$220	$718	$676

Net Income Attributable to Limited Brands, Inc. Per Basic Share
Income Before Cumulative Effect of Change in Accounting Principle	$0.66	$1.91	$1.71
Cumulative Effect of Change in Accounting Principle	—	—	—

Net Income Attributable to Limited Brands, Inc. Per Basic Share	$0.66	$1.91	$1.71

Net Income Attributable to Limited Brands, Inc. Per Diluted Share
Income Before Cumulative Effect of Change in Accounting Principle	$0.65	$1.89	$1.68
Cumulative Effect of Change in Accounting Principle	—	—	—

Net Income Attributable to Limited Brands, Inc. Per Diluted Share	$0.65	$1.89	$1.68

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions except per share amounts)

	January 31, 2009	February 2, 2008
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,173	$1,018
Accounts Receivable, Net	236	355
Inventories	1,182	1,251
Other	276	295

Total Current Assets	2,867	2,919
Property and Equipment, Net	1,929	1,862
Goodwill	1,426	1,733
Trade Names and Other Intangible Assets, Net	580	677
Other Assets	170	246

Total Assets	$6,972	$7,437

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$494	$517
Accrued Expenses and Other	669	721
Income Taxes	92	136

Total Current Liabilities	1,255	1,374
Deferred Income Taxes	213	175
Long-term Debt	2,897	2,905
Other Long-term Liabilities	732	709
Shareholders’ Equity:
Preferred Stock - $1.00 par value; 10 shares authorized; none issued	—	—
Common Stock - $0.50 par value; 1,000 shares authorized; 524 shares issued in 2008 and 2007; 321 and 346 shares outstanding in 2008 and 2007	262	262
Paid-in Capital	1,544	1,550
Accumulated Other Comprehensive (Loss) Income	(28)	31
Retained Earnings	4,777	4,758
Less: Treasury Stock, at Average Cost; 203 shares in 2008 and 178 shares in 2007	(4,681)	(4,382)

Total Limited Brands, Inc. Shareholders’ Equity	1,874	2,219

Noncontrolling Interest	1	55
Total Equity	1,875	2,274

Total Liabilities and Equity	$6,972	$7,437

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF TOTAL EQUITY

(in millions except per share amounts)

	Common Stock		Paid-In Capital	Accumulated Other	Retained Earnings	Treasury Stock,	Noncontrolling Interest	Total Equity
	Shares Outstanding	Par Value		Comprehensive Income (Loss)		at Average Cost
Balance, January 28, 2006	395	$262	$1,597	$(6)	$3,839	$(3,221)	$33	$2,504

Capital Contributions from Noncontrolling Interest and Other	—	—	—	—	—	—	39	39
Comprehensive Income (Loss):
Net Income (Loss)	—	—	—	—	676	—	(1)	675
Foreign Currency Translation	—	—	—	(7)	—	—	—	(7)
Unrealized Loss on Cross Currency Interest Rate Cash Flow Hedge	—	—	—	(3)	—	—	—	(3)
Reclassification of Cash Flow Hedges to Earnings	—	—	—	(3)	—	—	—	(3)
Realized Loss on Cash Flow Hedge	—	—	—	2	—	—	—	2

Total Comprehensive Income (Loss)	—	—	—	(11)	676	—	(1)	664
Cash Dividends ($0.60 per share)	—	—	—	—	(238)	—	—	(238)
Repurchase of Common Stock	(7)	—	—	—	—	(183)	—	(183)
Exercise of Stock Options and Other	10	—	(32)	—	—	272	—	240

Balance, February 3, 2007	398	$262	$1,565	$(17)	$4,277	$(3,132)	$71	$3,026

Capital Contributions from Noncontrolling Interest and Other	—	—	—	—	—	—	6	6
Adoption of Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes	—	—	—	—	(10)	—	—	(10)
Comprehensive Income (Loss):
Net Income (Loss)	—	—	—	—	718	—	(22)	696
Foreign Currency Translation	—	—	—	37	—	—	—	37
Unrealized Loss on Cross Currency Interest Rate Cash Flow Hedge	—	—	—	(51)	—	—	—	(51)
Reclassification of Cash Flow Hedges to Earnings	—	—	—	75	—	—	—	75
Unrealized Loss on Interest Rate Cash Flow Hedge	—	—	—	(13)	—	—	—	(13)

Total Comprehensive Income (Loss)	—	—	—	48	718	—	(22)	744
Cash Dividends ($0.60 per share)	—	—	—	—	(227)	—	—	(227)
Repurchase of Common Stock	(59)	—	—	—	—	(1,410)	—	(1,410)
Exercise of Stock Options and Other	7	—	(15)	—	—	160	—	145

Balance, February 2, 2008	346	$262	$1,550	$31	$4,758	$(4,382)	$55	$2,274

Capital Contributions from Noncontrolling Interest and Other	—	—	—	—	—	—	4	4
Divestiture of Personal Care Business	—	—	—	—	—	—	(54)	(54)
Comprehensive Income (Loss):
Net Income (Loss)	—	—	—	—	220	—	(4)	216
Foreign Currency Translation	—	—	—	(34)	—	—	—	(34)
Unrealized Gain on Cross Currency Interest Rate Cash Flow Hedge	—	—	—	81	—	—	—	81
Reclassification of Cash Flow Hedges to Earnings	—	—	—	(91)	—	—	—	(91)
Unrealized Loss on Interest Rate Cash Flow Hedge	—	—	—	(16)	—	—	—	(16)
Realized Loss on Cash Flow Hedge	—	—	—	1	—	—	—	1

Total Comprehensive Income (Loss)	—	—	—	(59)	220	—	(4)	157
Cash Dividends ($0.60 per share)	—	—	—	—	(201)	—	—	(201)
Repurchase of Common Stock	(28)	—	—	—	—	(371)	—	(371)
Exercise of Stock Options and Other	3	—	(6)	—	—	72	—	66

Balance, January 31, 2009	321	$262	$1,544	$(28)	$4,777	$(4,681)	$1	$1,875

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	2008	2007	2006
Operating Activities
Net Income	$216	$696	$675
Adjustments to Reconcile Net Income to Net Cash Provided by (Used for) Operating Activities:
Cumulative Effect of Change in Accounting Principle	—	—	(1)
Depreciation and Amortization	343	352	316
Goodwill and Intangible Asset Impairment Charges	215	13	—
Deferred Income Taxes	46	(5)	(43)
Excess Tax Benefits From Share-based Compensation	(2)	(28)	(46)
Share-based Compensation Expense	35	44	37
Net Gain on Joint Ventures	(109)	—	—
Gain on Distribution from Express	(13)	—	—
Gain on Divestiture of Express	—	(302)	—
Loss on Divestiture of Limited Stores	—	72	—
Gain on Distribution from Easton Town Center, LLC	—	(100)	—
Gains on Sales of Assets	—	(37)	(16)
Changes in Assets and Liabilities, Net of Assets and Liabilities from Acquisitions:
Accounts Receivable	103	(192)	18
Inventories	45	337	(545)
Accounts Payable, Accrued Expenses and Other	(39)	(152)	115
Income Taxes Payable	(39)	(31)	16
Other Assets and Liabilities	153	98	74

Net Cash Provided by Operating Activities	954	765	600

Investing Activities
Capital Expenditures	(479)	(749)	(548)
Net Proceeds from the Divestiture of Joint Venture	159	—	—
Return of Capital from Express	95	—	—
Proceeds from the Divestiture of Express, Net	—	547	—
Proceeds from the Distribution from Easton Town Center, LLC	—	102	—
Proceeds from Sale of Assets	—	97	27
Acquisition of La Senza Corporation, Net of Cash Acquired of $28	—	—	(572)
Other Investing Activities	(15)	33	—

Net Cash (Used for) Provided by Investing Activities	(240)	30	(1,093)

Financing Activities
Proceeds from Issuance of Debt	—	997	—
Proceeds from Term Loan Refinancing	—	250	—
Repayment of Long-term Debt	(15)	(7)	(7)
Repurchase of Common Stock	(379)	(1,402)	(193)
Dividends Paid	(201)	(227)	(238)
Excess Tax Benefits from Share-based Compensation	2	28	46
Proceeds From Exercise of Stock Options and Other	31	82	177

Net Cash Used for Financing Activities	(562)	(279)	(215)

Effects of Exchange Rate Changes on Cash	3	2	—
Net Increase (Decrease) in Cash and Cash Equivalents	155	518	(708)
Cash and Cash Equivalents, Beginning of Year	1,018	500	1,208

Cash and Cash Equivalents, End of Year	$1,173	$1,018	$500

The accompanying Notes are an integral part of these Consolidated Financial Statements.

LIMITED BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Limited Brands, Inc. (the Company) operates in the highly competitive specialty retail business. The Company is a specialty retailer of women's intimate and other apparel, beauty and personal care products and accessories. The Company sells its merchandise through specialty retail stores in the United States and Canada, which are primarily mall-based, and through its websites and catalogue. The Company currently operates the following retail brands:

•	Victoria’s Secret

•	Pink (Victoria’s Secret)

•	La Senza

•	Bath & Body Works

•	C. O. Bigelow

•	The White Barn Candle Company

•	Henri Bendel

Basis of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Consolidated Financial Statements include the results of Express and Limited Stores through their divestiture dates which were July 6, 2007 and August 3, 2007, respectively.

Subsequent to the divestitures of Express and Limited Stores, the Company’s remaining 25% ownership interest in each is accounted for under the equity method of accounting. The Company eliminates in consolidation 25% of sourcing sales to Express and Limited Stores consistent with the Company’s ownership percentage.

The Company’s Consolidated Financial Statements also include less than 100% owned variable interest entities in which the Company is designated as the primary beneficiary in accordance with Financial Accounting Standards Board Interpretation 46(R), Consolidation of Variable Interest Entities, (“FIN 46(R)”).

The Company accounts for investments in unconsolidated entities where it exercises significant influence, but does not have control, using the equity method of accounting. Under the equity method of accounting, the Company recognizes its share of the investee net income or loss. Losses are only recognized to the extent the Company has positive carrying value related to the investee. Carrying values are only reduced below zero if the Company has an obligation to provide funding to the investee. The Company’s share of net income or loss of unconsolidated entities from which the Company purchases merchandise or merchandise components is included in Cost of Goods Sold, Buying and Occupancy on the Consolidated Statements of Income. The Company’s share of net income or loss of all other unconsolidated entities is included in Other Income (Loss) on the Consolidated Statements of Income. The Company’s equity investments are required to be tested for impairment when it is determined there may be an other than temporary loss in value.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest to January 31. As used herein, “2008” and “2007” refer to the 52-week periods ending January 31, 2009 and February 2, 2008, respectively. “2006” refers to the 53-week period ended February 3, 2007.

Cash and Cash Equivalents

Cash and Cash Equivalents include cash on hand, demand deposits with financial institutions and highly liquid investments with original maturities of less than 90 days. The Company’s outstanding checks, which amounted to $86 million as of January 31, 2009 and $121 million as of February 2, 2008, are included in Accounts Payable on the Consolidated Balance Sheets.

Concentration of Credit Risk

The Company maintains cash and cash equivalents with various major financial institutions, as well as corporate commercial paper from time to time. Currently, the Company’s investment portfolio is comprised primarily of U.S. government-backed securities.

The Company monitors the relative credit standing of financial institutions and other entities with whom the Company transacts and limits the amount of credit exposure with any one entity. The Company also monitors the creditworthiness of entities to which the Company grants credit terms in the normal course of business and counterparties to derivative instruments.

Inventories

Inventories are principally valued at the lower of cost or market, on a weighted-average cost basis.

The Company records valuation adjustments to its inventories if the cost of specific inventory items on hand exceeds the amount it expects to realize from the ultimate sale or disposal of the inventory. These estimates are based on management’s judgment regarding future demand and market conditions and analysis of historical experience.

The Company also records inventory loss adjustments for estimated physical inventory losses that have occurred since the date of the last physical inventory. These estimates are based on management’s analysis of historical results and operating trends.

Catalogue and Advertising Costs

The Company capitalizes the direct costs of producing and distributing its catalogues and amortizes the costs over the expected future revenue stream, which is generally three months from the date the catalogues are mailed.

The Company’s capitalized direct response advertising costs amounted to $27 million and $33 million as of January 31, 2009 and February 2, 2008, respectively, and are included in Other Current Assets on the Consolidated Balance Sheets. All other advertising costs are expensed at the time the promotion first appears in media or in the store. Catalogue and advertising costs amounted to $502 million for 2008, $507 million for 2007 and $594 million for 2006.

Property and Equipment

The Company’s property and equipment are recorded at cost and depreciation/amortization is computed on a straight-line basis using the following depreciable life ranges:

Category of Property and Equipment	Depreciable Life Range
Software, including software developed for internal use	3 - 7 years
Store related assets	3 - 10 years
Leasehold improvements	Shorter of lease term or 10 years
Non-store related building and site improvements	10 - 15 years
Other property and equipment	20 years
Buildings	30 years

When a decision has been made to dispose of property and equipment prior to the end of the previously estimated useful life, depreciation estimates are revised to reflect the use of the asset over the shortened estimated useful life. The Company’s cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in net income. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend useful lives are capitalized.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the estimated undiscounted future cash flows related to the asset are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the estimated fair value, usually determined by the estimated discounted future cash flows of the asset. Factors used in the valuation include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results and projected future cash flows.

Goodwill and Intangible Assets

The Company has certain intangible assets resulting from business combinations that are recorded at cost. Intangible assets with finite lives are amortized primarily on a straight-line basis over their respective estimated useful lives ranging from 3 to 20 years.

Intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the estimated undiscounted future cash flows related to the asset are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the estimated fair value, usually determined by the estimated discounted future cash flows of the asset. Factors used in the valuation include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results and projected future cash flows.

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not subject to periodic amortization. Goodwill is reviewed for impairment each year in the fourth quarter and may be reviewed more frequently if certain events occur or circumstances change. The impairment review is performed by comparing each reporting unit’s carrying value to its estimated fair value, determined through either estimated discounted future cash flows or market-based methodologies. If the carrying value exceeds the estimated fair value, the Company determines the fair value of all assets and liabilities of the reporting unit, including the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value, the Company recognizes an impairment charge equal to the difference.

Intangible assets with indefinite lives are reviewed for impairment each year in the fourth quarter and may be reviewed more frequently if certain events occur or circumstances change. The impairment review is performed by comparing the carrying value to the estimated fair value, usually determined using a discounted cash flow methodology.

Factors used in the valuation of goodwill and intangible assets include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results and projected future cash flows. If future economic conditions are different than those projected by management, future impairment charges may be required.

Leases and Leasehold Improvements

The Company has leases that contain predetermined fixed escalations of minimum rentals and/or rent abatements subsequent to taking possession of the leased property. The Company recognizes the related rent expense on a straight-line basis commencing upon store possession date. The Company records the difference between the recognized rental expense and amounts payable under the leases as deferred lease credits. The Company’s liability for predetermined fixed escalations of minimum rentals and/or rent abatements amounted to $90 million as of January 31, 2009 and $77 million as of February 2, 2008. These liabilities are included in Other Long-term Liabilities on the Consolidated Balance Sheets.

The Company receives allowances from landlords related to its retail stores. These allowances are generally comprised of cash amounts received by the Company from its landlords as part of the negotiated lease terms. The Company records a receivable and a landlord allowance at the lease commencement date (date of initial possession of the store). The deferred lease credit is amortized on a straight-line basis as a reduction of rent expense over the term of the lease (including the pre-opening build-out period) and the receivable is reduced as amounts are received from the landlord. The Company’s unamortized portion of landlord allowances, which amounted to $224 million as of January 31, 2009 and $185 million as of February 2, 2008, is included in Other Long-term Liabilities on the Consolidated Balance Sheets.

The Company also has leasehold improvements which are amortized over the shorter of their estimated useful lives or the period from the date the assets are placed in service to the end of the initial lease term. Leasehold improvements made after the inception of the initial lease term are depreciated over the shorter of their estimated useful lives or the remaining lease term, including renewal periods, if reasonably assured.

Foreign Currency Translation

The functional currency of the Company’s foreign operations is generally the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect as of the balance sheet date, while revenues and expenses are translated at the average exchange rates for the period. The Company’s resulting translation adjustments are recorded as a component of Accumulated Other Comprehensive Income (Loss) within the Consolidated Statements of Shareholders’ Equity.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage exposure to foreign currency exchange rates and interest rates. The Company does not use derivative financial instruments for trading purposes. Derivative financial instruments are accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended, which requires that all derivative instruments be recorded on the Consolidated Balance Sheets at fair value.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, the amount of taxes currently payable or refundable are accrued and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the Company’s Consolidated Statement of Income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

In determining the Company’s provision for income taxes, it uses an annual effective income tax rate based on annual income, permanent differences between book and tax income and statutory income tax rates. The Company adjusts the annual effective income tax rate as additional information on outcomes or events becomes available. The Company’s effective income tax rate is affected by items including changes in tax law, the tax jurisdiction of new stores or business ventures and the level of earnings.

Effective February 4, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation 48 (“FIN 48”) and FASB Staff Position (“FSP”) FIN 48-1, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

The Company’s income tax returns, like those of most companies, are periodically audited by domestic and foreign tax authorities. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. At any one time, multiple tax years are subject to audit by the various tax authorities. The Company records an accrual for more likely than not exposures after evaluating the positions associated with its various income tax filings. A number of years may elapse before a particular matter for which the Company has established an accrual is audited and fully resolved or clarified. The Company adjusts its tax contingencies accrual and income tax provision in the period in which matters are effectively settled with tax authorities at amounts different from its established accrual, when the statute of limitations expires for the relevant taxing authority to examine the tax position or when more information becomes available. The Company includes its tax contingencies accrual, including accrued penalties and interest, in Other Long-term Liabilities on the Consolidated Balance Sheets unless the liability is expected to be paid within one year. Changes to the tax contingencies accrual, including accrued penalties and interest, are included in Provision for Income Taxes on the Consolidated Statements of Income.

Self Insurance

The Company is self-insured for medical, workers’ compensation, property, general liability and automobile liability up to certain stop-loss limits. Such costs are accrued based on known claims and an estimate of incurred but not reported (“IBNR”) claims. IBNR claims are estimated using historical claim information and actuarial estimates.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity interests of consolidated affiliates not owned by the Company.

Share-based Compensation

The Company accounts for share-based employee compensation in accordance with SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements as compensation cost over the service period based on their estimated fair value on the date of grant.

Compensation cost is recognized over the service period on a straight-line basis for the fair value of awards that actually vest. Compensation expense for stock options is recognized, net of forfeitures, using a single option approach (each option is valued as one grant, irrespective of the number of vesting tranches). Compensation cost for restricted stock is recognized, net of forfeitures, on a straight-line basis over the requisite service period.

The Company has a policy of issuing treasury shares to satisfy award exercises or conversions.

Revenue Recognition

The Company recognizes sales upon customer receipt of the merchandise, which for direct response revenues reflects an estimate of shipments that have not yet been received by the customer based on shipping terms and estimated delivery times. The Company’s shipping and handling revenues are included in Net Sales with the related costs included in Costs of Goods Sold, Buying and Occupancy on the Consolidated Statements of Income. The Company also provides a reserve for projected merchandise returns based on prior experience. Net Sales exclude sales tax collected from customers.

The Company’s brands sell gift cards with no expiration dates to customers. The Company does not charge administrative fees on unused gift cards. The Company recognizes income from gift cards when they are redeemed by the customer. In addition, the Company recognizes income on unredeemed gift cards when it can determine that the likelihood of the gift card being redeemed is remote and that there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (gift card breakage). The Company determines the gift card breakage rate based on historical redemption patterns. The Company accumulated enough historical data to determine the gift card breakage rate at Bath & Body Works during the fourth quarter of 2005 and Victoria’s Secret during the fourth quarter of 2007. Gift card breakage is included in Net Sales in the Consolidated Statements of Income.

During the fourth quarter of 2007, the Company recognized $48 million in pre-tax income related to the initial recognition of gift card breakage at Victoria’s Secret.

Additionally, the Company recognizes revenue associated with merchandise sourcing services provided to third parties, consisting of former subsidiaries as well as other third parties. Revenue is recognized at the time the title passes to the customer.

Costs of Goods Sold, Buying and Occupancy

The Company’s costs of goods sold include merchandise costs, net of discounts and allowances, freight and inventory shrinkage. The Company’s buying and occupancy expenses primarily include payroll, benefit costs and operating expenses for its buying departments and distribution network, rent, common area maintenance, real estate taxes, utilities, maintenance, catalogue amortization and depreciation for the Company’s stores, warehouse facilities and equipment.

General, Administrative and Store Operating Expenses

The Company’s general, administrative and store operating expenses primarily include payroll and benefit costs for its store-selling and administrative departments (including corporate functions), marketing, advertising and other operating expenses not specifically categorized elsewhere in the Consolidated Statements of Income.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and the Company revises its estimates and assumptions as new information becomes available.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

2. New Accounting Pronouncements and Changes in Accounting Principle

New Accounting Pronouncements

SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”)

In March 2008, the FASB issued SFAS 161, which requires disclosures about the fair value of derivative instruments and their gains or losses in tabular format as well as disclosures regarding credit-risk-related contingent features in derivative agreements, counterparty credit risk and strategies and objectives for using derivative instruments. SFAS 161 amends and expands SFAS 133 and is effective prospectively beginning in 2009. Adoption of SFAS 161 will impact the Company’s disclosures about derivative instruments and hedging activities beginning in 2009.

SFAS 141 (revised 2007), Business Combinations (“SFAS 141(R)”)

In December 2007, the FASB issued SFAS 141(R), which establishes how the acquiring entity recognizes and measures the assets acquired, liabilities assumed, any gain on bargain purchases and any noncontrolling interest in the acquired entity. SFAS 141(R) requires acquisition-related costs to be expensed in the periods they are incurred, with the exception of the costs to issue debt or equity securities. SFAS 141(R) requires disclosure of information for a business combination that occurs during the accounting period or prior to the issuance of the financial statements for the accounting period. SFAS 141(R) is effective prospectively for business combinations with an acquisition date on or after the beginning of the first annual reporting period after December 15, 2008. Adoption of SFAS 141(R) is not expected to have an impact to the Company’s financial statements.

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”)

In December 2007, the FASB issued SFAS 160, which modifies reporting for noncontrolling interest (minority interest) in consolidated financial statements. SFAS 160 requires noncontrolling interest be reported in equity and establishes a new framework for recognizing net income or loss and comprehensive income by the controlling interest. SFAS 160 requires specific disclosures regarding changes in equity interest of both the controlling and noncontrolling parties and presentation of the noncontrolling equity balance and income or loss for all periods presented. SFAS 160 is effective for interim and annual periods in fiscal years beginning after December 15, 2008.

Upon adoption, prior period financial statements were recast for the presentation of the noncontrolling interest consistent with the retrospective application required by SFAS 160. The impact of the retrospective application is as follows:

•	Reclassifies Minority Interest to Net Income (Loss) Attributable to Noncontrolling Interest on the Consolidated Statements of Income;

•	Reclassifies Minority Interest to Noncontrolling Interest within the Total Equity section on the Consolidated Balance Sheets;

•	Includes changes in Noncontrolling Interests on the Consolidated Statements of Total Equity; and

•	Reclassifies Minority Interest to Net Income on the Consolidated Statements of Cash Flow.

In addition, the Company adjusted references to these items in the notes to the Company’s consolidated financial statements.

SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”)

In February 2007, the FASB issued SFAS 159 permitting entities to choose to measure many financial instruments and certain other items at fair value. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. If the fair value option is elected, the effect of the first remeasurement to fair value is reported as a cumulative effect adjustment to the opening balance of retained earnings. The statement is applied prospectively upon adoption. The Company did not adopt fair value treatment for any assets or liabilities under SFAS 159 as of the beginning of 2008.

SFAS 157, Fair Value Measurements (“SFAS 157”)

In September 2006, the FASB issued SFAS 157, which provides guidance for fair value measurement of assets and liabilities and instruments measured at fair value that are classified in shareholders’ equity. The statement defines fair value, establishes a fair value measurement framework and expands fair value disclosures. It emphasizes that fair value is market-based with the highest measurement hierarchy level being market prices in active markets. The standard requires fair value measurements be disclosed by hierarchy level, an entity include its own credit standing in the measurement of its liabilities and modifies the transaction price presumption.

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement 157, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

Accordingly, as of February 3, 2008, the Company adopted SFAS 157 for financial assets and liabilities only. As of January 31, 2009, the Company’s financial assets and liabilities subject to SFAS 157 consisted of the cross-currency interest rate swaps and the participating interest rate swap. The fair value of these instruments is determined using valuation methodologies that employ Level 2 inputs as defined in SFAS 157. The adoption of SFAS 157 for financial assets and financial liabilities did not have a significant impact on the Company’s results of operations, financial condition or liquidity. Adoption of portions of SFAS 157 within the scope of FSP FAS 157-2 is not expected to have a material impact on the Company’s financial statements beginning in 2009.

Changes in Accounting Principle

Income Taxes

Effective February 4, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement 109. Upon adoption, the Company recognized an additional $10 million liability for unrecognized tax benefits, which was accounted for as a reduction to the Company’s opening balance of retained earnings on February 4, 2007. For additional information, see Note 13, “Income Taxes.”

Share-based Compensation

On January 29, 2006, the Company adopted SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors based on estimated fair values on the grant date. Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (“APB 25”). Under the intrinsic value method, no stock-based compensation expense was recognized in the Company’s Consolidated Statements of Income, other than for restricted stock, because the exercise price of the Company’s stock options granted to employees and directors was equal to the estimated fair market value of the underlying stock at the date of grant.

The Company adopted SFAS 123(R) using the modified prospective transition method, which required the application of the accounting standard as of January 29, 2006, the first day of the Company’s fiscal year 2006.

Share-based compensation expense recognized in the Consolidated Statements of Income under SFAS 123(R) is based on awards ultimately expected to vest and, accordingly, has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The cumulative effect of change in accounting principle on the Consolidated Statement of Income for the year ended February 3, 2007 of $0.7 million (net of tax of $0.4 million) relates to an estimate of forfeitures of previously recognized unvested restricted stock awards outstanding as of January 29, 2006, the date of adoption of SFAS 123(R).

3. Earnings Per Share

Earnings per basic share is computed based on the weighted-average number of outstanding common shares. Earnings per diluted share include the weighted-average effect of dilutive options and restricted stock on the weighted-average shares outstanding.

The following table provides shares utilized for the calculation of basic and diluted earnings per share for 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)
Common Shares Issued	524	524	524
Treasury Shares	(189)	(149)	(128)

Basic Shares	335	375	396
Effect of Dilutive Options and Restricted Stock	2	5	7

Diluted Shares	337	380	403

Anti-dilutive Options (a)	15	9	6

(a)	These options were excluded from the calculation of diluted earnings per share because the exercise prices were greater than or equal to the average market price of the common shares and, therefore, their inclusion would have been anti-dilutive.

4. Derivative Financial Instruments

The Company has foreign exchange rate exposure primarily as a result of the January 2007 acquisition of La Senza Corporation whose operations are conducted primarily in Canada. To mitigate the exposure to fluctuations in the U.S. dollar-Canadian dollar exchange rate, the Company entered into a series of cross-currency swaps related to approximately $470 million Canadian dollar denominated intercompany loans. These cross-currency swaps require the periodic exchange of fixed rate Canadian dollar interest payments for fixed rate U.S. dollar interest payments as well as exchange of Canadian dollar and U.S. dollar principal payments upon maturity. The swap arrangements mature between 2015 and 2018 at the same time as the related loans.

The cross-currency interest rate swaps are designated as cash flow hedges of foreign currency exchange risk. Changes in the U.S. dollar-Canadian dollar exchange rate result in reclassification of amounts from accumulated other comprehensive income (loss) to earnings to offset foreign currency transaction gains and losses recognized on the intercompany loans. The Company’s aggregate fair value of foreign currency swap arrangements was an asset of $26 million as of January 31, 2009 and a liability of $54 million as of February 2, 2008. The asset and liability are included in Other Assets and Other Long-term Liabilities, respectively, on the Consolidated Balance Sheets.

In March and June 2007, the Company entered into interest rate lock agreements designated as cash flow hedges to mitigate exposure to interest rate fluctuations on the anticipated future issuance of debt. In conjunction with the Company’s issuance of notes during July 2007, the interest rate locks were settled. Based on changes between the anticipated and actual amount and timing of the debt issuance, the Company concluded during the second quarter of 2007 that the interest rate locks no longer qualified as cash flow hedges. As a result, $17 million of realized pre-tax gains from the settlement of the interest rate locks was recognized in earnings in the second quarter of 2007. The gain on the interest rate lock agreements is included in Other Income (Loss) on the 2007 Consolidated Statement of Income.

In January 2008, the Company entered into a participating interest rate swap arrangement designated as a cash flow hedge to mitigate exposure to interest rate fluctuations related to the Company’s $750 million term loan. The fair value of the participating interest rate swap arrangement was a liability of $30 million as of January 31, 2009 and $13 million as of February 2, 2008. The liability is included in Other Long-term Liabilities on the Consolidated Balance Sheets.

On February 3, 2008, the Company adopted SFAS 157 for financial assets and liabilities. The fair values of the derivative instruments are determined using valuation methodologies that employ Level 2 inputs as defined in SFAS 157.

5. Comprehensive Income (Loss)

Comprehensive Income (Loss) consists of gains and losses on derivative instruments and foreign currency translation adjustments. The cumulative gains and losses on these items are included in Accumulated Other Comprehensive Income (Loss) in the Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity.

The following table provides additional detail regarding the composition of Accumulated Other Comprehensive Income (Loss) as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Foreign Currency Translation	$(4)	$30
Unrealized Gain (Loss) on Cross Currency Interest Rate Cash Flow Hedge	26	(55)
Reclassification of Cash Flow Hedges to Earnings	(18)	73
Unrealized Loss on Interest Rate Cash Flow Hedge	(29)	(13)
Realized Loss on Cash Flow Hedge	(3)	(4)

Total Accumulated Other Comprehensive (Loss) Income	$(28)	$31

6. Acquisitions, Divestitures and Other

Acquisition

La Senza Corporation

On January 12, 2007, the Company completed the acquisition of 100% of the stock of La Senza Corporation (“La Senza”) for $600 million, including transaction costs of $8 million. The acquisition was financed through the use of existing cash and was accounted for as a purchase, with results of operations included in the Consolidated Financial Statements since the date of acquisition. La Senza is a Canadian specialty retailer offering lingerie and sleepwear, as well as apparel for girls in the 7-14 year age group. In addition, La Senza licensees operate independently owned stores in 45 other countries. The acquisition of La Senza supports the Company’s objective of enhancing its capabilities to pursue its strategic growth goals internationally.

Divestitures

Joint Venture

In April 2008, the Company and its investment partner completed the divestiture of a joint venture, which the Company consolidated under the provisions of FIN 46(R) to a third party. The Company recognized a pre-tax gain of $128 million and received pre-tax proceeds of $168 million on the divestiture. The pre-tax gain is included in Net Gain on Joint Ventures on the 2008 Consolidated Statement of Income. Total proceeds included $24 million which was to be held in escrow until August 2009 to cover any post-closing contingencies. In December 2008, $15 million of the $24 million in funds held in escrow were distributed to the Company.

Express

On July 6, 2007, the Company completed the divestiture of 75% of its ownership interest in Express to affiliates of Golden Gate Capital for pre-tax net cash proceeds of $547 million. The Company recorded a pre-tax gain on the divestiture of $302 million. For additional information, see Note 11, “Equity Investments and Other.”

In conjunction with the transaction, the Company and Express entered into transition services agreements whereby the Company provides support to Express in various operational areas including logistics, technology and merchandise sourcing. The terms of these transition services arrangements varies and range from 3 months to 3 years. The Company recognized merchandise sourcing revenue from Express of $435 million and $353 million for 2008 and 2007, respectively. These amounts are net of the elimination of 25% of the gross merchandise sourcing revenue consistent with the Company’s ownership percentage. The Company’s accounts receivable from Express for merchandise sourcing and other services provided in accordance with the terms and conditions of the transition services agreements totaled $92 million and $151 million as of January 31, 2009 and February 2, 2008, respectively.

Limited Stores

On August 3, 2007, the Company completed the divestiture of 75% of its ownership interest in Limited Stores to affiliates of Sun Capital. As part of the agreement, Sun Capital contributed $50 million of equity capital into the business and arranged a $75 million credit facility. The Company recorded a pre-tax loss on the divestiture of $72 million. For additional information, see Note 11, “Equity Investments and Other.”

In conjunction with the transaction, the Company and Limited Stores entered into transition services agreements whereby the Company provides support to Limited Stores in various operational areas including logistics, technology and merchandise sourcing. The terms of these transition services arrangements varies and range from 3 months to 3 years. The Company recognized merchandise sourcing revenue from Limited Stores of $92 million and $75 million for 2008 and 2007, respectively. These amounts are net of the elimination of 25% of the gross merchandise sourcing revenue consistent with the Company’s ownership percentage. The Company’s accounts receivable from Limited Stores for merchandise sourcing and other services provided in accordance with the terms and conditions of the transition services agreements totaled $12 million and $22 million as of January 31, 2009 and February 2, 2008, respectively.

7. Restructuring Activities

2008

During the fourth quarter of 2008, the Company initiated a restructuring program designed to resize the Company’s corporate infrastructure and to adjust for the impact of the current retail environment. This program resulted in the elimination of approximately 400 positions (or 10%) of the Company’s corporate and home office headcount. The Company recognized a pre-tax charge consisting of severance and related costs of $23 million for the fiscal year ended January 31, 2009. These costs are included in General, Administrative and Store Operating Expenses on the 2008 Consolidated Statement of Income.

2007

In 2007, the Company completed a restructuring program designed to resize the Company’s corporate infrastructure and to adjust for the impact of the Apparel divestitures. This program resulted in the elimination of approximately 500 positions (or 10%) of the Company’s corporate and home office headcount through position eliminations and transfers to Express and Limited Stores. The Company recognized pre-tax charges consisting primarily of severance and related costs of $34 million for the fiscal year ended February 2, 2008. These costs are included in General, Administrative and Store Operating Expenses on the 2007 Consolidated Statement of Income. The Company also recognized $25 million in gains related to the sale of corporate aircraft. These gains are included in General, Administrative and Store Operating Expenses on the 2007 Consolidated Statement of Income.

8. Inventories

The following table provides inventories as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Finished Goods Merchandise	$1,101	$1,140
Raw Materials and Merchandise Components	81	111

Total Inventories	$1,182	$1,251

During the second quarter of 2007, the Company recognized a pre-tax charge of $19 million related to excess raw material and component inventory at Bath & Body Works. This cost was included in Cost of Goods Sold, Buying and Occupancy on the 2007 Consolidated Statement of Income.

9. Property and Equipment, Net

Property and Equipment, Net as of January 31, 2009 and February 2, 2008 were as follows:

	January 31, 2009	February 2, 2008
	(in millions)
Land	$60	$60
Buildings and Improvements	392	394
Furniture, Fixtures, Software and Equipment	2,375	2,255
Leaseholds and Improvements	1,085	970
Construction in Progress	119	132

Total	4,031	3,811
Accumulated Depreciation and Amortization	(2,102)	(1,949)

Property and Equipment, Net	$1,929	$1,862

Depreciation expense was $371 million in 2008, $371 million in 2007 and $345 million in 2006.

10. Goodwill, Trade Names and Other Intangible Assets, Net

Goodwill

The following table provides the rollforward of goodwill for the fiscal years ended January 31, 2009 and February 2, 2008:

	Victoria’s Secret	Bath & Body Works	Other	Total
	(in millions)
Balance as of February 3, 2007	$999	$628	$49	$1,676
Acquisitions	—	—	25	25
Reclassification to Trade Name	—	—	(12)	(12)
Impairment	—	—	(13)	(13)
Reallocation of Purchase Price	(1)	—	(1)	(2)
Foreign Currency Translation	59	—	—	59

Balance as of February 2, 2008	1,057	628	48	1,733

Disposals	—	—	(48)	(48)
Impairment	(189)	—	—	(189)
Foreign Currency Translation	(70)	—	—	(70)

Balance as of January 31, 2009	$798	$628	$—	$1,426

Intangible Assets – Indefinite Lives

Intangible assets with indefinite lives represent the Victoria’s Secret, Bath & Body Works and La Senza trade names. These assets totaled $548 million as of January 31, 2009 and $611 million as of February 2, 2008 and are included in Trade Names and Other Intangible Assets, Net on the Consolidated Balance Sheets.

Intangible Assets – Finite Lives

The following table provides intangible assets with finite lives as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Intellectual Property	$41	$41
Trademarks/Brands	19	45
Licensing Agreements and Customer Relationships	21	28
Favorable Operating Leases	18	22

Total	99	136
Accumulated Amortization	(67)	(70)

Intangible Assets, Net	$32	$66

Amortization expense was $6 million for 2008, $14 million for 2007 and $11 million for 2006. Estimated future annual amortization expense will be approximately $6 million in each of 2009, 2010 and 2011, $3 million in 2012 and 2013 and $8 million thereafter.

Impairment Charges

La Senza

In conjunction with the January 2007 acquisition of La Senza, the Company recorded $313 million in goodwill, $170 million in intangible assets with indefinite lives and $26 million in intangible assets with finite lives. These assets are included in the La Senza reporting unit which is part of the Victoria’s Secret reportable segment.

In the fourth quarter of 2008, the Company completed its annual impairment testing. During the latter half of 2008, La Senza’s operating results were negatively impacted by the global economic downturn and the resulting impact on the Canadian retail environment. As part of the annual impairment evaluation, the Company assessed the recoverability of goodwill using a discounted cash flow methodology. The Company concluded that the carrying value of the La Senza goodwill exceeded the implied fair value based on the estimated fair value of the La Senza reporting unit. Accordingly, the Company recorded a goodwill impairment charge of $189 million. The goodwill impairment charge is included in Impairment of Goodwill and Other Intangible Assets on the 2008 Consolidated Statement of Income.

Prior to completing the goodwill impairment evaluation, the Company performed its annual impairment analysis for indefinite-lived trade names. Based on its evaluation using a relief from royalty methodology, the Company concluded that certain La Senza trade name assets were impaired. Accordingly, the Company recorded an impairment charge of $25 million to reduce the carrying value of these assets to their estimated fair values. The Company also recognized a $1 million impairment charge related to a finite lived trade name asset. These impairment charges are included in Impairment of Goodwill and Other Intangible Assets on the 2008 Consolidated Statement of Income.

Personal Care Joint Venture

In February 2007, the Company acquired a personal care products business along with an investment partner. Net assets of the acquired business consisted primarily of goodwill. During the second quarter of 2007, the Company and its investment partner made a decision to close the operations of the acquired business. Based on this decision, the Company completed a valuation of the acquired business trade name, which the Company continues to use. Based on the Company’s evaluation, $12 million of the $25 million purchase price was allocated to the trade name. The remaining $13 million was recognized as an impairment charge in the second quarter of 2007. The Company recognized the investment partner’s portion of the impairment charge of $6 million in Net Income (Loss) Attributable to Noncontrolling Interest on the 2007 Consolidated Statement of Income.

11. Equity Investments and Other

Express

On July 6, 2007, the Company completed the divestiture of 75% of its ownership interest in Express to affiliates of Golden Gate Capital. The Company’s remaining 25% investment in Express is accounted for under the equity method of accounting.

In March 2008, Express distributed cash to its owners and the Company received $41 million. The Company’s portion representing a return of capital is $28 million and is included in Return of Capital from Express within the Investing Activities section of the 2008 Consolidated Statement of Cash Flows. The remaining $13 million is considered a return on capital and is included in Other Assets and Liabilities within the Operating Activities section of the 2008 Consolidated Statement of Cash Flows.

In July 2008, Express distributed additional cash to its owners and the Company received $71 million. The Company’s portion representing a return of capital is $67 million with the remaining $4 million representing a return on capital. The proceeds received from the cash distribution were in excess of the Company’s carrying value of the investment in Express. As a result, the carrying value was reduced to zero as of the date of the cash distribution and a pre-tax gain of approximately $13 million was recorded. The gain is included in Other Income on the 2008 Consolidated Statement of Income. The Company’s investment carrying value for Express was zero as of January 31, 2009 and $99 million as of February 2, 2008. These amounts are included in Other Assets on the Consolidated Balance Sheets.

Limited Stores

On August 3, 2007, the Company completed the divestiture of 75% of its ownership interest in Limited Stores to affiliates of Sun Capital. The Company’s remaining 25% investment in Limited Stores is accounted for under the equity method of accounting. Accordingly, the Company recorded 25% of Limited Stores’ results for the period from August 4, 2007 through January 31, 2009 in Other Income (Loss) on the Consolidated Statement of Income. The Company’s investment carrying value for Limited Stores was $12 million as of January 31, 2009 and $13 million as of February 2, 2008 and is included in Other Assets on the Consolidated Balance Sheets.

Easton Investment

The Company has land and other investments in Easton, a 1,300 acre planned community in Columbus, Ohio that integrates office, hotel, retail, residential and recreational space. These investments, at cost, totaled $63 million as of January 31, 2009 and $62 million as of February 2, 2008 and are recorded in Other Assets on the Consolidated Balance Sheets.

Included in the Company’s Easton investments is an equity interest in Easton Town Center, LLC (“ETC”), an entity that owns and has developed a commercial entertainment and shopping center. The Company’s investment in ETC is accounted for using the equity method of accounting. The Company has a majority financial interest in ETC, but another unaffiliated member manages ETC. Certain significant decisions regarding ETC require the consent of unaffiliated members in addition to the Company.

In July 2007, ETC refinanced its $290 million secured bank loan replacing it with a $405 million secured bank loan. The loan is payable in full on August 9, 2017.

In conjunction with the loan refinancing, ETC repaid the existing loan, reserved cash for capital expenditures and operations and authorized the distribution of $150 million to ETC members. As an ETC member, the Company received approximately $102 million of proceeds resulting in a $100 million gain after reducing the Company’s ETC carrying value from $2 million to zero. The gain is included in Other Income (Loss) on the 2007 Consolidated Statement of Income.

Total assets of ETC were approximately $253 million as of January 31, 2009 and $262 million as of February 2, 2008.

Other

In April 2008, the Company recorded a pre-tax impairment charge of $19 million related to an unconsolidated joint venture accounted for under the equity method of accounting. The charge consisted of writing down the investment balance, reserving certain accounts and notes receivable and accruing a contractual liability. The impairment of $19 million is included in Net Gain on Joint Ventures on the 2008 Consolidated Statement of Income.

12. Accrued Expenses and Other

The following table provides additional information about the composition of accrued expenses and other as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Deferred Revenue, Principally from Gift Card Sales	$166	$218
Compensation, Payroll Taxes and Benefits	103	115
Taxes, Other Than Income	74	71
Returns Reserve	35	37
Insurance	34	33
Rent	25	31
Interest	31	24
Current Portion of Long-term Debt	—	7
Other	201	185

Total Accrued Expenses and Other	$669	$721

13. Income Taxes

The following table provides the components of the Company’s provision for income taxes for 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)
Current:
U.S. Federal	$151	$352	$385
U.S. State	13	46	75
Non-U.S.	23	18	5

Total	187	416	465

Deferred:
U.S. Federal	38	59	(22)
U.S. State	15	(56)	(21)
Non-U.S.	(7)	(8)	—

Total	46	(5)	(43)

Provision for Income Taxes	$233	$411	$422

The foreign component of pre-tax income, arising principally from overseas operations, was a loss of $90 million for 2008 which includes the impact of the $215 million impairment of goodwill and other intangible assets and changes in transfer pricing. The foreign pre-tax income was $40 million for 2007 and $54 million for 2006. The non-U.S. tax provision reflects the impact of enacted statutory rate decreases in Canada.

The following table provides the reconciliation between the statutory federal income tax rate and the effective tax rate for 2008, 2007 and 2006:

	2008	2007	2006
Federal Income Tax Rate	35.0%	35.0%	35.0%
State Income Taxes, Net of Federal Income Tax Effect	5.0%	3.5%	3.2%
State Net Operating Loss and Valuation Allowance Adjustment	2.2%	(3.4%)	—
Non-deductible Loss on Divestiture of Limited Stores	—	1.9%	—
Non-deductible Impairment of Goodwill and Other Intangible Assets	14.2%	—	—
Other Items, Net	(4.9%)	(0.6%)	0.3%

Effective Tax Rate	51.5%	36.4%	38.5%

The Company’s effective tax rate has historically reflected and continues to reflect a provision related to the undistributed earnings of foreign affiliates. The Company has recorded a deferred tax liability for those amounts, but the taxes are not paid until the earnings are deemed repatriated to the United States.

Deferred Taxes

The following table provides the effect of temporary differences that cause deferred income taxes as of January 31, 2009 and February 2, 2008. Deferred tax assets and liabilities represent the future effects on income taxes resulting from temporary differences and carryforwards at the end of the respective year.

	January 31, 2009			February 2, 2008
	Assets	Liabilities	Total	Assets	Liabilities	Total
	(in millions)
Leases	$33	$—	$33	$24	$—	$24
Non-qualified Retirement Plan	62	—	62	66	—	66
Inventory	47	—	47	51	—	51
Property and Equipment	—	(153)	(153)	—	(82)	(82)
Goodwill	—	(15)	(15)	—	(16)	(16)
Trade Names and Other Intangibles	—	(182)	(182)	—	(203)	(203)
Undistributed Earnings of Foreign Affiliates	—	(13)	(13)	—	(21)	(21)
State Net Operating Losses	32	—	32	47	—	47
Non-U.S. Operating Losses	21	—	21	13	—	13
Valuation Allowance	(28)	—	(28)	(20)	—	(20)
Other, Net	59	—	59	37	—	37

Total Deferred Income Taxes	$226	$(363)	$(137)	$218	$(322)	$(104)

As of January 31, 2009, the Company had available for state income tax purposes net operating loss carryforwards which expire, if unused, in the years 2009 through 2026. The Company has analyzed the realization of the state net operating loss carryforwards on an individual state basis. In the second quarter of 2007, a substantial portion of the valuation allowance was reversed in connection with the Apparel divestitures. For those states where the Company has determined that it is more likely than not that the state net operating loss carryforwards will not be realized, a valuation allowance has been provided for the deferred tax asset.

As of January 31, 2009, the Company had available for non-U.S. tax purposes net operating loss carryforwards which expire, if unused, in the years 2028 and 2029. The Company has determined that it is more likely than not that all of the net operating loss carryforwards will not be realized and a valuation allowance has been provided for the net deferred tax assets, including the net operating loss carryforwards, of the related tax loss entity.

Income taxes payable on the accompanying Consolidated Balance Sheets included net current deferred tax liabilities of $2 million as of January 31, 2009 and $4 million as of February 2, 2008. The Company also had net current deferred tax assets of $78 million and $75 million as of as of January 31, 2009 and February 2, 2008, respectively, which are included in Other Current Assets on the Consolidated Balance Sheets. Income tax payments were $205 million for 2008, $428 million for 2007 and $451 million for 2006.

Uncertain Tax Positions

Effective February 4, 2007, the Company adopted Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement 109. FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption, the Company recognized an additional $10 million liability for unrecognized tax benefits, which was accounted for as a reduction to the Company’s opening balance of retained earnings on February 4, 2007. Including this adjustment, the Company had $131 million of unrecognized tax benefits as of February 4, 2007, $85 million of which, if recognized, would reduce the effective income tax rate and $6 million of which, if recognized, would reduce Goodwill. Additionally, the Company reclassified $107 million of unrecognized tax benefits from Current Liabilities - Income Taxes to Other Long-term Liabilities on the Consolidated Balance Sheet.

The Company had unrecognized tax benefits of $164 million and $144 million as of January 31, 2009 and February 2, 2008, respectively, of which $95 million and $97 million would reduce the effective income tax rate for 2008 and 2007, respectively. Of the total unrecognized tax benefits, it is reasonably possible that $41 million could change in the next twelve months due to audit settlements, expiration of statute of limitations or other resolution of uncertainties. Due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of audits may result in liabilities which could be different from this estimate.

In such case, the Company will record additional tax expense or tax benefit in the tax provision or reclassify amounts on the Consolidated Balance Sheet in the period in which such matter is effectively settled with the tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits as components of income tax expense. For 2008, $7 million of interest and penalties was included in the Provision for Income Tax. The Company has accrued approximately $47 million and $40 million for the payment of interest and penalties as of January 31, 2009 and February 2, 2008, respectively.

The following table summarizes the activity related to its unrecognized tax benefits for U.S. federal, state & non-U.S. tax jurisdictions for 2008 and 2007 without interest and penalties:

	2008	2007
	(in millions)
Gross Unrecognized Tax Benefits, as of the Beginning of the Fiscal Year	$104	$92
Increases in Tax Positions for Prior Years	16	6
Decreases in Tax Positions for Prior Years	(18)	(14)
Increases in Unrecognized Tax Benefits as a Result of Current Year Activity	23	28
Decreases to Unrecognized Tax Benefits Relating to Settlements with Taxing Authorities	(3)	(5)
Decreases to Unrecognized Tax Benefits as a Result of a Lapse of the Applicable Statute of Limitations	(5)	(4)
Foreign Currency Translation	(1)	1

Gross Unrecognized Tax Benefits, as of the End of the Fiscal Year	$116	$104

The Company files U.S. federal income tax returns as well as income tax returns in various states and in non-U.S. jurisdictions. At the end of 2008, the Company was subject to examination by the IRS for calendar years 2006 through 2008. The Company is also subject to various U.S. state and local income tax examinations for the years 1999 to 2008. Finally, the Company is subject to multiple non-U.S. tax jurisdiction examinations for the years 2000 to 2008. In some situations, the Company determines that it does not have a filing requirement in a particular tax jurisdiction. Where no return has been filed, no statute of limitations applies. Accordingly, if a tax jurisdiction reaches a conclusion that a filing requirement does exist, additional years may be reviewed by the tax authority. The Company believes it has appropriately accounted for uncertainties related to this issue.

14. Long-term Debt

The following table provides the Company’s long-term debt balance as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Term Loan due August 2012. Variable Interest Rate of 3.99% as of January 31, 2009	$750	$750
$700 million, 6.90% Fixed Interest Rate Notes due July 2017, Less Unamortized Discount	698	698
$500 million, 5.25% Fixed Interest Rate Notes due November 2014, Less Unamortized Discount	499	499
$350 million, 6.95% Fixed Interest Rate Debentures due March 2033, Less Unamortized Discount	350	350
$300 million, 7.60% Fixed Interest Rate Notes due July 2037, Less Unamortized Discount	299	299
$300 million, 6.125% Fixed Interest Rate Notes due December 2012, Less Unamortized Discount	299	299
Credit Facility due January 2010	—	15
5.30% Mortgage due August 2010	2	2

Total	2,897	2,912
Current Portion of Long-term Debt	—	(7)

Total Long-term Debt, net of Current Portion	$2,897	$2,905

In July 2007, the Company issued $700 million of 6.90% notes due July 15, 2017 and $300 million of 7.60% notes due July 15, 2037 utilizing a shelf registration statement under which up to $1 billion of debt securities, common and preferred stock and other securities could be issued. Interest on the notes is payable on January 15 and July 15 of each year.

On August 3, 2007, the Company amended the October 2004 $500 million term loan agreement to increase the borrowing capacity to $750 million and extend the term to August 2012. During the second quarter of 2007, the Company borrowed the additional $250 million under the term loan agreement.

On August 3, 2007, the Company amended its $1 billion unsecured revolving credit facility (the “5-Year Facility”) by extending its term to August 2012 and executed a $500 million, 364-day unsecured revolving credit facility (the “364-Day Facility”). On July 11, 2008, the Company renewed the 364-Day Facility and reduced its size to $300 million. Both facilities support the Company’s commercial paper and letter of credit programs. As of January 31, 2009, there were no borrowings outstanding under either facility and no commercial paper outstanding. Fees payable under the 5-Year Facility are based on the Company’s long-term credit ratings and were 0.15% of the committed amount per year as of January 31, 2009. Fees payable under the 364-Day Facility are also based on the Company’s long-term credit ratings and were 0.35% of the committed amount per year as of January 31, 2009.

In January 2006, Mast Industries (Far East) Limited, a wholly owned subsidiary of Limited Brands, Inc., entered into a $60 million unsecured revolving credit facility. During 2006, $30 million was drawn on the facility while the remaining $30 million expired in March 2006. The credit facility was available for general corporate purposes including the funding of dividends to Limited Brands, Inc. Borrowings under the credit facility are due in equal semi-annual installments through the maturity date of the credit facility in January 2010. In October 2008, the Company repaid the Credit Facility due January 2010 and the related current portion of long-term debt.

The facilities and the Term Loan have several interest rate options, which are based in part on the Company’s long-term credit ratings. These agreements also require the Company to maintain certain specified fixed charge coverage and leverage ratios and prohibit certain types of liens on property or assets. The Company was in compliance with the covenant requirements as of January 31, 2009.

In January 2008, the Company entered into a participating interest rate swap arrangement designated as a cash flow hedge to mitigate exposure to interest rate fluctuations related to the Term Loan. The participating interest rate swap limits the Company’s exposure to increases in the benchmark interest rate while allowing the Company to partially participate in any decreases in the benchmark interest rate. For additional information, See Note 4, “Derivative Instruments.”

On February 19, 2009, the Company amended its 5-Year Facility, amended its Term Loan and canceled its 364-Day Facility. For additional information, see Note 22, “Subsequent Event.”

The following table provides principal payments due on long-term debt in the next five fiscal years and the remaining years thereafter:

Fiscal Year (in millions)
2009	$—
2010	2
2011	—
2012	1,050
2013	—
Thereafter	1,850

Cash paid for interest was $174 million in 2008, $151 million in 2007 and $100 million in 2006.

15. Fair Value of Financial Instruments

SFAS 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”), requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS 107 as financial instruments. As of January 31, 2009, management believes that the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity.

Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available. In the absence of quoted prices for identical or similar assets or investments in active markets, fair value is estimated using various valuation methods including cash flow analysis and appraisals.

The estimated fair value of the Company’s long-term debt was $2.1 billion compared to the carrying value of $2.9 billion as of January 31, 2009. As of February 2, 2008, the estimated fair value of the Company’s long-term debt was $2.8 billion compared to the carrying value of $2.9 billion. The estimated fair value of the Company’s publicly traded debt is based on quoted market prices. The estimated fair value of the $750 million term loan is equal to its carrying value. On February 19, 2009, the terms of the Term Loan were amended. The estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange.

The aggregate estimated fair value of the Company’s foreign currency swap arrangements was an asset of $26 million as of January 31, 2009 and a liability of $54 million as of February 2, 2008. The estimated fair value of the Company’s participating interest rate swap arrangement was a liability of $30 million as of January 31, 2009 and $13 million as of February 2, 2008.

16. Leases

The Company is committed to noncancelable leases with remaining terms generally from one to ten years. A substantial portion of the Company’s leases consist of store leases generally with an initial term of ten years. Annual store rent consists of a fixed minimum amount and/or contingent rent based on a percentage of sales exceeding a stipulated amount. Store lease terms generally require additional payments covering taxes, common area costs and certain other expenses. These additional payments are excluded from the table below.

The following table provides rent expense for 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)
Store Rent:
Fixed Minimum	$391	$431	$495
Contingent	37	58	72

Total Store Rent	428	489	567
Office, Equipment and Other	64	70	50

Gross Rent Expense	492	559	617
Sublease Rental Income	(4)	(9)	(14)

Total Rent Expense	$488	$550	$603

The following table provides the Company’s minimum rent commitments under noncancelable operating leases in the next five fiscal years and the remaining years thereafter:

Fiscal Year (in millions) (a)
2009	$478
2010	455
2011	416
2012	373
2013	341
Thereafter	1,334

(a)	Excludes additional payments covering taxes, common area costs and certain other expenses generally required by store lease terms.

The Company’s future sublease income under noncancelable subleases was $14 million as of January 31, 2009, which included $3 million of rent commitments related to disposed businesses under master lease arrangements.

17. Commitments and Contingencies

The Company is subject to various claims and contingencies related to lawsuits, taxes, insurance, regulatory and other matters arising out of the normal course of business. Management believes that the ultimate liability arising from such claims and contingencies, if any, is not likely to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Guarantees

In connection with the disposition of certain businesses, the Company has remaining guarantees of approximately $194 million related to lease payments of Express, Limited Stores, Abercrombie & Fitch, Tween Brands (formerly Limited Too and Too, Inc.), Dick’s Sporting Goods (formerly Galyan’s), Lane Bryant, New York & Company and Anne.x under the current terms of noncancelable leases expiring at various dates through 2019. These guarantees include minimum rent and additional payments covering taxes, common area costs and certain other expenses and relate to leases that commenced prior to the disposition of the businesses. In certain instances, the Company’s guarantee may remain in effect if the term of a lease is extended.

In April 2008, the Company received an irrevocable standby letter of credit from Express of $34 million issued by a third-party bank to mitigate a portion of the Company’s contingent liability for guaranteed future lease payments of Express. The Company can draw from the irrevocable standby letter of credit if Express were to default on any of the guaranteed leases. The irrevocable standby letter of credit is reduced through September 30, 2010, the expiration date of the letter of credit, consistent with the overall reduction in guaranteed lease payments. The outstanding balance of the irrevocable standby letter of credit from Express was $19 million as of January 31, 2009.

The Company’s guarantees related to Express, Limited Stores and New York & Company are subject to the provisions of SFAS 145, Rescission, Amendment and Technical Correction of Certain Accounting Standards, which requires fair value accounting for these guarantee obligations. The guaranteed lease payments related to Express (net of the irrevocable standby letter of credit), Limited Stores and New York & Company totaled $94 million and $180 million as of January 31, 2009 and February 2, 2008, respectively. The estimated fair value of these guarantee obligations was $15 million and $10 million as of January 31, 2009 and February 2, 2008, respectively, and is included in Other Long-term Liabilities on its Consolidated Balance Sheets. The increase in the fair value from February 2, 2008 to January 31, 2009 reflects the impact of the current economic environment and the Company’s assessment of the risk of default on the guaranteed lease payments.

The Company’s guarantees related to Abercrombie & Fitch, Tween Brands (formerly Limited Too and Too, Inc.), Dick’s Sporting Goods (formerly Galyan’s), Lane Bryant and Anne.x are not subject to the fair value provisions of SFAS 145 because they were executed prior to the effective date of SFAS 145. These guarantees are subject to the provisions of SFAS 5, Accounting for Contingencies, which requires that a loss be accrued when probable and reasonably estimable. As of January 31, 2009 and February 2, 2008, the Company had no liability recorded with respect to any of the guarantee obligations subject to SFAS 5 as it concluded that performance under these guarantees was not probable.

18. Retirement Benefits

The Company sponsors a tax-qualified defined contribution retirement plan and a non-qualified supplemental retirement plan for substantially all of its associates within the United States of America. Participation in the tax-qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements.

The qualified plan permits associates to elect contributions up to the maximum limits allowable under the Internal Revenue Code. The Company matches associate contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associate contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service. Total expense recognized related to the qualified plan was $40 million for 2008, $44 million for 2007 and $49 million for 2006.

The non-qualified plan is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associate contributions according to a predetermined formula and credits additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits associates to defer additional compensation up to a maximum amount which the Company does not match. Associates’ accounts are credited with interest using a rate determined by the Company. Associate contributions and the related interest vest immediately. Company contributions and credits, along with related interest, are subject to vesting based on years of service. Associates may elect in-service distributions for the unmatched additional deferred compensation component only. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10 years.

The following table provides the Company’s annual activity for this plan and year-end liability, included in Other Long-term Liabilities on the Consolidated Balance Sheets, as of January 31, 2009 and February 2, 2008:

	January 31, 2009	February 2, 2008
	(in millions)
Balance at Beginning of Year	$175	$179
Contributions:
Associate	9	14
Company	9	11
Interest	13	11
Distributions	(39)	(32)
Transfers (a)	—	(8)

Balance at End of Year	$167	$175

(a)	Reflects transfers to the plans established by Express and Limited Stores.

Total expense recognized related to the non-qualified plan was $21 million for 2008, $22 million for 2007 and $26 million for 2006.

19. Total Equity

Under the authority of the Company’s Board of Directors, the Company repurchased shares of its common stock under the following repurchase programs during the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007:

	Amount Authorized	Shares Repurchased			Average Stock Price of Shares Repurchased within Program
		2008	2007	2006
	(in millions)	(in thousands)
October 2008 (a)	$250	19,048	—	—	$11.48
November 2007 (b)	250	8,539	5,887	—	17.33
August 2007	250	—	11,870	—	21.06
June 2007	1,000	—	38,656	—	25.87
June 2006 (c)	100	—	2,296	1,494	26.35
February 2006	100	—	—	3,990	25.09
November 2005 (d)	200	—	—	1,795	22.82

Total Shares Repurchased		27,587	58,709	7,279

(a)	The repurchase program authorized in October 2008 had $31 million remaining as of January 31, 2009.
(b)	The repurchase program authorized in November 2007 had repurchases of $150 million in 2008 at an average stock price of $17.54 and repurchases of $100 million in 2007 at an average stock price of $17.02. This repurchase program was completed in May 2008.
(c)	The repurchase program authorized in June 2006 had repurchases of $59 million in 2007 at an average stock price of $25.86 and repurchases of $41 million in 2006 at an average stock price of $27.11. This repurchase program was completed in May 2007.
(d)	The repurchase program authorized in November 2005 had repurchases of $42 million in 2006 at an average stock price of $23.40 and repurchases of $158 million in 2005 at an average stock price of $22.67. This repurchase program was completed in February 2006.

For the November 2007 repurchase program, $8 million of share repurchases were reflected in accounts payable as of February 2, 2008 and were settled in February 2008. For the October 2008 repurchase program, there were no share repurchases reflected in accounts payable as of January 31, 2009. Through March 20, 2009, no additional shares were repurchased.

20. Share-Based Compensation

Plan Summary

The 1993 Stock Option and Performance Incentive Plan as amended (the “Plan”), which is shareholder approved, provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based restricted stock, performance units and unrestricted shares. The Company grants stock options at a price equal to the fair market value of the stock on the date of grant. Stock options have a maximum term of ten years. Stock options generally vest over 4 years with 25% vesting each year. Restricted stock generally vests (the restrictions lapse) over a two to three year period.

The Limited Brands, Inc. Stock Award and Deferred Compensation Plan for Non-Associate Directors provides for an annual stock retainer for non-associate directors. The stock issued in conjunction with this plan has no restrictions.

Under the Company’s plans, approximately 100 million options, restricted and unrestricted shares have been authorized to be granted to employees and directors. Approximately 17 million options and shares were available for grant as of January 31, 2009.

Stock Options

The following table provides the Company’s stock option activity for the fiscal year ended January 31, 2009:

	Number of Shares	Weighted Average Option Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding as of February 2, 2008	17,841	$19.60
Granted	2,066	17.09
Exercised	(2,186)	14.31
Cancelled	(2,340)	22.17

Outstanding as of January 31, 2009	15,381	$19.62	5.39	$—

Vested and Expected to Vest as of January 31, 2009 (a)	14,516	$19.59	5.23	$—
Options Exercisable as of January 31, 2009	11,228	$19.06	4.39	$—

(a)	The number of options expected to vest includes an estimate of expected forfeitures.

Intrinsic value for stock options is the difference between the current market value of the Company’s stock and the option strike price. The total intrinsic value of options exercised was $10 million for 2008, $80 million for 2007 and $130 million for 2006.

The total fair value at grant date of option awards vested was $13 million for 2008, $23 million for 2007 and $39 million for 2006.

The Company’s total unrecognized compensation cost, net of estimated forfeitures, related to nonvested options was $8 million as of January 31, 2009. This cost is expected to be recognized over a weighted-average period of 2 years.

The weighted-average estimated fair value of stock options granted was $3.47 per share for 2008, $6.97 per share for 2007 and $7.61 per share for 2006.

Cash received from stock options exercised was $31 million for 2008, $74 million for 2007 and $153 million for 2006. Tax benefits realized from tax deductions associated with stock options exercised were $5 million for 2008, $30 million for 2007 and $50 million for 2006.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) for valuation of options granted to employees and directors. The Company’s determination of the fair value of options is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and projected employee stock option exercise behaviors.

The following table contains the weighted-average assumptions used during 2008, 2007 and 2006:

	2008	2007	2006
Expected Volatility	29%	32%	35%
Risk-free Interest Rate	2.5%	4.5%	4.8%
Dividend Yield	3.4%	3.0%	2.9%
Expected Life (in years)	5.2	5.3	5.5

The expected volatility assumption is based on the Company’s analysis of historical volatility. The risk-free interest rate assumption is based upon the average daily closing rates during the period for U.S. treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding.

Restricted Stock

The following table provides the Company’s restricted stock activity for the fiscal year ended January 31, 2009:

	Number of Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Unvested as of February 2, 2008	3,370	$22.83
Granted	4,406	15.11
Vested	(887)	21.84
Cancelled	(676)	21.83

Unvested as of January 31, 2009	6,213	17.60

The Company’s total intrinsic value of restricted stock vested was $15 million for 2008, $11 million for 2007 and $14 million for 2006.

The Company’s total fair value at grant date of awards vested was $19 million for 2008, $8 million for 2007 and $10 million for 2006. Fair value of restricted stock awards is based on the market value of an unrestricted share on the grant date adjusted for anticipated dividend yields.

Beginning in 2006, the Company issued performance-based restricted stock awards. The fair value of these shares is measured on the date that the performance goals and the target number of shares are communicated. The final number of shares of performance-based restricted stock issued to each employee is determined at the end of each Spring and Fall selling seasons, based upon performance against specified financial goals. The vesting period of these awards ranges from two to three years.

As of January 31, 2009, there was $28 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested restricted stock. That cost is expected to be recognized over a weighted-average period of 2.3 years.

Tax benefits realized from tax deductions associated with restricted stock vested were $6 million for 2008, $5 million for 2007 and $4 million for 2006.

Income Statement Impact

Total pre-tax share-based compensation expense recognized under SFAS 123(R) was $35 million for 2008, $44 million for 2007 and $37 million for 2006. The tax benefit associated with share-based compensation was $11 million for 2008, $14 million for 2007 and $11 million for 2006.

The following table provides share-based compensation expense included in the Consolidated Statements of Income for 2008, 2007 and 2006:

	2008	2007	2006
	(in millions)
Costs of Goods Sold, Buying and Occupancy	$11	$10	$8
General, Administrative and Store Operating Expenses	24	34	29

Total Share-based Compensation Expense	$35	$44	$37

21. Segment Information

Prior to the divestitures of Express and Limited Stores in the second quarter of 2007, the Company had three reportable segments: Victoria’s Secret, Bath & Body Works and Apparel. The Victoria’s Secret reportable segment consists of the Victoria’s Secret and La Senza operating segments which are aggregated in accordance with the provisions of SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

The Victoria’s Secret segment sells women’s intimate and other apparel, personal care and beauty products, and accessories under the Victoria’s Secret, Pink and La Senza brand names. Victoria’s Secret merchandise is sold through retail stores, its website, www.VictoriasSecret.com, and its catalogue. Through its website and catalogue, certain of Victoria’s Secret’s merchandise may be purchased worldwide. La Senza sells merchandise through retail stores located throughout Canada and licensed stores in 45 other countries. La Senza products may also be purchased through its website, www.LaSenza.com.

The Bath & Body Works segment sells personal care, beauty and home fragrance products marketed under the Bath & Body Works, C.O. Bigelow and White Barn Candle Company brand names in addition to sales of third-party brands. Bath & Body Works merchandise is sold at retail stores, through its website, www.bathandbodyworks.com, and its catalogue.

The Apparel segment sold women’s and men’s apparel through Express and Limited Stores. After the closing dates of the divestitures, the segment no longer exists. However, the Company retains a 25% ownership interest in Express and Limited Stores.

Other consists of the following:

•	Henri Bendel, operator of five specialty stores which feature accessories, fashion and personal care products;

•	Bath & Body Works Canada, operator of six specialty stores which feature personal care, beauty and home fragrance products;

•	Mast, an apparel merchandise sourcing and production company serving Victoria’s Secret, La Senza and third-party customers;

•	Beauty Avenues, a personal care sourcing and production company serving Victoria’s Secret, La Senza and Bath & Body Works; and

•	Corporate functions including non-core real estate, equity investments and other governance functions such as treasury and tax.

The following table provides the Company’s segment information as of and for the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007:

	Victoria’s Secret	Bath & Body Works	Apparel (a)	Other	Total
	(in millions)
January 31, 2009
Net Sales	$5,604	$2,374	$—	$1,065	$9,043
Depreciation and Amortization	154	66	—	123	343
Operating Income (Loss)	405	215	—	(31)	589
Total Assets	3,086	1,446	—	2,440	6,972
Capital Expenditures	279	92	—	108	479
February 2, 2008
Net Sales	$5,607	$2,494	$870	$1,163	$10,134
Depreciation and Amortization	156	59	27	110	352
Operating Income (Loss) (b) (c)	718	302	250	(160)	1,110
Total Assets	3,365	1,456	—	2,616	7,437
Capital Expenditures	315	112	37	285	749
February 3, 2007
Net Sales	$5,139	$2,556	$2,242	734	10,671
Depreciation and Amortization	105	52	66	93	316
Operating Income (Loss) (c)	879	420	(1)	(122)	1,176
Total Assets	3,221	1,516	622	1,734	7,093
Capital Expenditures	160	87	66	235	548

(a)	Results of Express and Limited Stores are included through July 6, 2007 and August 3, 2007, respectively, when the businesses were divested. Total assets for the Apparel segment as of February 2, 2008 are not included as the businesses were divested prior to that date.
(b)	Operating income for Apparel for the fiscal year ended February 2, 2008 includes the gain on divestiture of Express of $302 million and the loss on divestiture of Limited Stores of $72 million.
(c)	Amounts presented are restated to conform with the corporate cost allocation methodology adopted at the beginning of 2008.

In 2007, the Company reviewed its corporate organization and allocation methodology as a result of changes in its business including the divestitures of Express and Limited Stores. Consistent with these business changes, the Company has transferred certain individuals and functions from corporate to its operating business units. Beginning in 2008, the Company changed its methodology for allocating certain remaining corporate costs to its operating business units, including, but not limited to, costs related to store real estate and store design and construction activities. This change primarily impacted General, Administrative and Store Operating Expenses across the Company’s segments.

The Company’s international sales, including La Senza, Bath & Body Works Canada and direct sales shipped internationally totaled $655 million in 2008, $611 million in 2007 and $100 million in 2006. The Company’s internationally based long-lived assets were $364 million as of January 31, 2009 and $713 million as of February 2, 2008.

22. Subsequent Event

On February 19, 2009, the Company amended its $1 billion unsecured revolving credit facility expiring in August 2012 (the “5-Year Facility”), amended its $750 million term loan maturing in August 2012 (“Term Loan”) and canceled its $300 million, 364-day unsecured revolving credit facility. The amendment to the 5-Year Facility and the Term Loan includes changes to both the fixed charge coverage and leverage covenants. Under the amended covenants, the Company is required to maintain the fixed charge coverage ratio at 1.60 or above through fiscal year 2010 and 1.75 or above thereafter. The leverage ratio, which is debt compared to EBITDA, as those terms are defined in the agreement, must not exceed 5.0 through the third quarter of fiscal year 2010, 4.5 from the fourth quarter of fiscal year 2010 through the third quarter of fiscal year 2011 and 4.0 thereafter. The amendment also increases the interest costs and fees associated with the 5-Year Facility and the Term Loan, provides for certain security interests as defined in the agreement and limits dividends, share repurchases and other restricted payments as defined in the agreement to $220 million per year with certain potential increases as defined in the agreement. The interest rate as of January 31, 2009 on the Term Loan would have been 6.69% had the amendment been effective at that date. The amendment does not impact the maturity dates of either the 5-Year Facility or the Term Loan. The Company is currently evaluating the impact of the amendment in accordance with Emerging Issues Task Force (EITF) Issue 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and EITF Issue 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.

23. Quarterly Financial Data (Unaudited)

The following table provides summarized quarterly financial data for 2008:

	Fiscal Quarter Ended
	May 3, 2008 (b)	August 2, 2008 (c)	November 1, 2008	January 31, 2009 (d)
	(in millions except per share data)
Net Sales	$1,925	$2,284	$1,843	$2,991
Gross Profit	641	761	580	1,024
Operating Income	209	186	41	153
Income Before Income Taxes	176	164	3	110
Net Income Attributable to Limited Brands, Inc.	98	102	4	16
Net Income Attributable to Limited Brands, Inc. Per Basic Share (a)	$0.29	$0.30	$0.01	$0.05
Net Income Attributable to Limited Brands, Inc. Per Diluted Share (a)	$0.28	$0.30	$0.01	$0.05

(a)	Due to changes in stock prices during the year and timing of issuances and repurchases of shares, the cumulative total of quarterly net income attributable to Limited Brands, Inc. per share amounts may not equal the per share amount for the year.
(b)	Includes the effect of the following items:
(i)	A pre-tax gain of $128 million related to the divestiture of a personal care joint venture.
(ii)	A pre-tax loss of $19 million related to an impairment charge of an unconsolidated joint venture.
(c)	Includes the effect of a pre-tax gain of $13 million related to the $71 million distribution from Express.
(d)	Includes the effect of the following items:
(i)	$215 million impairment charge of goodwill and other intangible assets for the La Senza business.
(ii)	$23 million related to restructuring activities.
(iii)	A tax benefit of $15 million related to certain discrete foreign and state income tax items.

The following table provides summarized quarterly financial data for 2007:

	Fiscal Quarter Ended
	May 5, 2007	August 4, 2007 (b)	November 3, 2007 (c)	February 2, 2008 (d)
	(in millions except per share data)
Net Sales	$2,311	$2,624	$1,923	$3,276
Gross Profit (e)	794	811	608	1,296
Operating Income	108	319	62	621
Income Before Income Taxes	92	423	23	591
Net Income Attributable to Limited Brands, Inc.	53	264	12	389
Net Income Attributable to Limited Brands, Inc. Per Basic Share (a)	$0.13	$0.68	$0.03	$1.11
Net Income Attributable to Limited Brands, Inc. Per Diluted Share (a)	$0.13	$0.67	$0.03	$1.10

(a)	Due to changes in stock prices during the year and timing of issuances and repurchases of shares, the cumulative total of quarterly net income attributable to Limited Brands, Inc. per share amounts may not equal the per share amount for the year.
(b)	Includes the effect of the following items:
(i)	A pre-tax gain of $302 million related to the divestiture of a 75% ownership interest in Express.
(ii)	A pre-tax loss of $72 million related to the divestiture of a 75% ownership interest in Limited Stores.
(iii)	A tax benefit of $39 million related to the reversal of state net operating loss carryforward valuation allowances associated with the Apparel divestitures.
(iv)	A pre-tax gain of $100 million related to a distribution from Easton Town Center, LLC.
(v)	$47 million of expense related to various restructuring activities.
(vi)	A pre-tax gain of $17 million related to an interest rate hedge.
(c)	Includes the effect of a pre-tax gain of $25 million related to the sale of assets.
(d)	Includes the effect of the following items:
(i)	A pre-tax gain of $48 million related to initial recognition of income for unredeemed gift cards at Victoria’s Secret.
(ii)	A tax benefit of $28 million related to a decline in the Canadian federal tax rate, favorable tax benefits associated with the Apparel divestitures, audit settlements and other items.
(e)	Amounts presented are restated for 2007 to conform to current period presentation.

24. Supplemental Guarantor Financial Information

On June 15, 2009, the Company issued $500 million of 8.50% notes due in June 2019 through an institutional private placement offering. The obligation to pay principal and interest on these notes is jointly and severally guaranteed on a full and unconditional basis by certain of the Company’s wholly-owned subsidiaries. The Company and the guarantors will use their reasonable best efforts to publicly register new notes with substantially identical terms in a planned future exchange offer. The Company is a holding company and its most significant assets are the stock of its subsidiaries. The guarantors represent (a) substantially all of the sales of our domestic subsidiaries, (b) more than 90% of the assets owned by our domestic subsidiaries, other than real property, certain other assets and intercompany investments and balances and (c) more than 95% of the accounts receivable and inventory directly owned by our domestic subsidiaries.

The following supplemental financial information sets forth for the Company and its guarantor and non-guarantor subsidiaries: the condensed consolidating balance sheets as of January 31, 2009 and February 2, 2008 and the condensed consolidating statements of income and cash flows for the years ended January 31, 2009, February 2, 2008 and February 3, 2007.

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	January 31, 2009
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
ASSETS
Current Assets:
Cash and Cash Equivalents	$—	$938	$235	$—	$1,173
Accounts Receivable, Net	—	190	46	—	236
Inventories	—	1,026	163	(7)	1,182
Other	—	189	88	(1)	276

Total Current Assets	—	2,343	532	(8)	2,867
Property and Equipment, Net	—	1,183	746	—	1,929
Goodwill	—	1,318	108	—	1,426
Trade Names and Other Intangible Assets, Net	—	421	159	—	580
Net Investments in and Advances to/from Consolidated Affiliates	12,659	11,720	9,100	(33,479)	—
Other Assets	18	98	759	(705)	170

Total Assets	$12,677	$17,083	$11,404	$(34,192)	$6,972

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$—	$321	$173	$—	$494
Accrued Expenses and Other	42	378	249	—	669
Income Taxes	—	35	57	—	92

Total Current Liabilities	42	734	479	—	1,255
Deferred Income Taxes	(2)	34	181	—	213
Long-term Debt	2,895	609	83	(690)	2,897
Other Long-term Liabilities	46	570	131	(15)	732
Total Equity	9,696	15,136	10,530	(33,487)	1,875

Total Liabilities and Equity	$12,677	$17,083	$11,404	$(34,192)	$6,972

LIMITED BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	February 2, 2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
ASSETS
Current Assets:
Cash and Cash Equivalents	$—	$902	$116	$—	$1,018
Accounts Receivable, Net	—	311	45	(1)	355
Inventories	—	1,127	135	(11)	1,251
Other	—	188	108	(1)	295

Total Current Assets	—	2,528	404	(13)	2,919
Property and Equipment, Net	—	1,063	799	—	1,862
Goodwill	—	1,318	415	—	1,733
Trade Names and Other Intangible Assets, Net	—	411	266	—	677
Net Investments in and Advances to/from Consolidated Affiliates	12,893	10,543	8,234	(31,670)	—
Other Assets	23	175	704	(656)	246

Total Assets	$12,916	$16,038	$10,822	$(32,339)	$7,437

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$8	$335	$175	$(1)	$517
Accrued Expenses and Other	28	398	297	(2)	721
Income Taxes	1	60	75	—	136

Total Current Liabilities	37	793	547	(3)	1,374
Deferred Income Taxes	(3)	34	144	—	175
Long-term Debt	2,895	477	167	(634)	2,905
Other Long-term Liabilities	25	510	188	(14)	709
Total Equity	9,962	14,224	9,776	(31,688)	2,274

Total Liabilities and Equity	$12,916	$16,038	$10,822	$(32,339)	$7,437

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions)

	2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$8,588	$2,396	$(1,941)	$9,043
Costs of Goods Sold, Buying and Occupancy	—	(5,924)	(1,959)	1,846	(6,037)

Gross Profit	—	2,664	437	(95)	3,006
General, Administrative and Store Operating Expenses	(13)	(2,093)	(304)	99	(2,311)
Impairment of Goodwill and Other Intangible Assets	—	—	(215)	—	(215)
Net Gain (Loss) on Joint Ventures	(9)	(1)	119	—	109

Operating Income (Loss)	(22)	570	37	4	589
Interest Expense	(176)	(1)	(16)	12	(181)
Interest Income	—	27	3	(12)	18
Other Income (Expense)	—	(1)	24	—	23

Income (Loss) Before Income Taxes	(198)	595	48	4	449
Provision (Benefit) for Income Taxes	(1)	54	180	—	233
Equity in Earnings, Net of Tax	417	544	309	(1,270)	—

Net Income (Loss)	220	1,085	177	(1,266)	216

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	(4)	—	(4)

Net Income (Loss) Attributable to Limited Brands, Inc.	$220	$1,085	$181	$(1,266)	$220

	2007
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$9,096	$3,306	$(2,268)	$10,134
Costs of Goods Sold, Buying and Occupancy	—	(6,146)	(2,669)	2,190	(6,625)

Gross Profit	—	2,950	637	(78)	3,509
General, Administrative and Store Operating Expenses	(9)	(2,112)	(564)	69	(2,616)
Impairment of Goodwill and Other Intangible Assets	—	—	(13)	—	(13)
Gain (Loss) on Divestiture of Express	(6)	—	308	—	302
Loss on Divestiture of Limited Stores	(9)	—	(63)	—	(72)

Operating Income (Loss)	(24)	838	305	(9)	1,110
Interest Expense	(144)	—	(16)	11	(149)
Interest Income	—	25	4	(11)	18
Other Income (Expense)	15	2	112	(1)	128

Income (Loss) Before Income Taxes	(153)	865	405	(10)	1,107
Provision (Benefit) for Income Taxes	(2)	144	269	—	411
Equity in Earnings, Net of Tax	869	896	473	(2,238)	—

Net Income (Loss)	718	1,617	609	(2,248)	696

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	(22)	—	(22)

Net Income (Loss) Attributable to Limited Brands, Inc.	$718	$1,617	$631	$(2,248)	$718

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF INCOME (continued)

(in millions)

	2006
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Sales	$—	$7,093	$6,104	$(2,526)	$10,671
Costs of Goods Sold, Buying and Occupancy	—	(4,560)	(4,587)	2,489	(6,658)

Gross Profit	—	2,533	1,517	(37)	4,013
General, Administrative and Store Operating Expenses	(8)	(1,642)	(1,219)	32	(2,837)

Operating Income (Loss)	(8)	891	298	(5)	1,176
Interest Expense	(102)	(67)	(5)	72	(102)
Interest Income	—	22	75	(72)	25
Other Income (Expense)	—	(1)	(2)	—	(3)

Income (Loss) Before Income Taxes	(110)	845	366	(5)	1,096
Provision (Benefit) for Income Taxes	(5)	278	149	—	422
Equity in Earnings, Net of Tax	781	131	(238)	(674)	—
Cumulative Effect of Change in Accounting Principle	—	1	—	—	1

Net Income (Loss)	676	699	(21)	(679)	675

Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	(1)	—	(1)

Net Income (Loss) Attributable to Limited Brands, Inc.	$676	$699	$(20)	$(679)	$676

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	2008
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Cash Provided by (Used for) Operating Activities	$(174)	$990	$138	$—	$954

Investing Activities:
Capital Expenditures	—	(366)	(113)	—	(479)
Net Proceeds from the Divestiture of Joint Venture	—	—	159	—	159
Return of Capital from Express	—	—	95	—	95
Net Investments in Consolidated Affiliates	—	(30)	(35)	65	—
Other Investing Activities	—	(5)	(10)	—	(15)

Net Cash Provided by (Used for) Investing Activities	—	(401)	96	65	(240)

Financing Activities:
Payments of Long-term Debt	—	—	(15)	—	(15)
Dividends Paid	(201)	—	—	—	(201)
Repurchase of Common Stock	(379)	—	—	—	(379)
Excess Tax Benefits from Share-based Compensation	—	1	1	—	2
Net Financing Activities and Advances to/from Consolidated Affiliates	724	(554)	(105)	(65)	—
Proceeds From Exercise of Stock Options and Other	30	—	1	—	31

Net Cash Provided by (Used for) Financing Activities	174	(553)	(118)	(65)	(562)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	3	—	3
Net Increase (Decrease) in Cash and Cash Equivalents	—	36	119	—	155
Cash and Cash Equivalents, Beginning of Period	—	902	116	—	1,018

Cash and Cash Equivalents, End of Period	$—	$938	$235	$—	$1,173

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	2007
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Cash Provided by (Used for) Operating Activities	$(129)	$922	$(28)	$—	$765

Investing Activities:
Capital Expenditures	—	(473)	(276)	—	(749)
Net Proceeds from the Divestiture of Express	—	—	547	—	547
Proceeds from the Distribution from Easton Town Center, LLC	—	—	102	—	102
Proceeds from Sale of Assets	—	—	97	—	97
Net Investments in Consolidated Affiliates	—	17	1,930	(1,947)	—
Other Investing Activities	—	—	33	—	33

Net Cash Provided by (Used for) Investing Activities	—	(456)	2,433	(1,947)	30

Financing Activities:
Net Proceeds from Debt Issuance	997	—	—	—	997
Proceeds from Term Loan Refinancing	250	—	—	—	250
Payments of Long-term Debt	—	—	(7)	—	(7)
Dividends Paid	(227)	—	—	—	(227)
Repurchase of Common Stock	(1,402)	—	—	—	(1,402)
Excess Tax Benefits from Share-based Compensation	—	23	5	—	28
Net Financing Activities and Advances to/from Consolidated Affiliates	436	112	(2,495)	1,947	—
Proceeds From Exercise of Stock Options and Other	75	—	7	—	82

Net Cash Provided by (Used for) Financing Activities	129	135	(2,490)	1,947	(279)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	—	—	2	—	2
Net Increase (Decrease) in Cash and Cash Equivalents	—	601	(83)	—	518
Cash and Cash Equivalents, Beginning of Period	—	301	199	—	500

Cash and Cash Equivalents, End of Period	$—	$902	$116	$—	$1,018

LIMITED BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	2006
	Limited Brands, Inc.	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated Limited Brands, Inc.
Net Cash Provided by (Used for) Operating Activities	$(112)	$302	$410	$—	$600

Investing Activities:
Capital Expenditures	—	(223)	(325)	—	(548)
Acquisition of La Senza Corporation	—	—	(572)	—	(572)
Proceeds from Sale of Assets	—	—	27	—	27
Net Investments in Consolidated Affiliates	—	(609)	—	609	—
Other Investing Activities	—	5	(5)	—	—

Net Cash Provided by (Used for) Investing Activities	—	(827)	(875)	609	(1,093)

Financing Activities:
Payments of Long-term Debt	—	—	(7)	—	(7)
Dividends Paid	(238)	—	—	—	(238)
Repurchase of Common Stock	(193)	—	—	—	(193)
Excess Tax Benefits from Share-based Compensation	—	34	12	—	46
Net Financing Activities and Advances to/from Consolidated Affiliates	390	33	186	(609)	—
Proceeds From Exercise of Stock Options and Other	153	—	24	—	177

Net Cash Provided by (Used for) Financing Activities	112	67	215	(609)	(215)

Net Increase (Decrease) in Cash and Cash Equivalents	—	(458)	(250)	—	(708)
Cash and Cash Equivalents, Beginning of Period	—	759	449	—	1,208

Cash and Cash Equivalents, End of Period	$—	$301	$199	$—	$500